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                                                                    EXHIBIT 11.0


Search Financial Services Inc.
Statement re: computation of per share earnings loss
For quarter ended June 30, 1997 and June 30, 1996
(in thousands except per share data)

                                                       Quarter Ended         Quarter Ended
                                                       June 30, 1997         June 30, 1996
Weighted Average Shares:
      Common Stock outstanding at end of                       3,163                 3,420
        period

      Adjustment for weighting of shares                         --                   (136)

      Common Stock equivalents assumed
        outstanding                                              --                     44
                                                       -------------         -------------

Weighted Average Shares Outstanding  [A]                       3,163                 3,328
                                                       =============         =============


      Net Income (Loss)              [B]               $      (1,462)        $        (913)
                                                       =============         =============

Computation of net income (loss) per share:

      Net income (loss) divided by weighted
        average shares outstanding    [B]/[A]          $       (0.46)        $       (0.27)
                                                       =============         =============